Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Giant Oak Acquisition Corporation on Form S-1 Amendment No. 2 of our report dated October 12, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Giant Oak Acquisition Corporation as of and for the year ended March 31, 2023, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

October 12, 2023